Exhibit 10.35

Private Placement Agreement

Entered into and signed this 23 day of June 2017

Between:	Wize Pharma Ltd.
Company I.D 520033259
2 Hamenofim Street, Herzliya
(hereinafter: the “Company”)

And:	Simcha Sadan
I.D. XXXXX
Yordei Yam St., Herzelia
(hereinafter: the “Investor”)

Each of the Parties listed above may be referred to herein as “Party” and, together, as the “Parties”.

Whereas	The Company is duly incorporated and validly exists under the Israeli laws and has the legal capacity to enter into and be bound by this Agreement, subject to the approval of the required organs of the Company;

Whereas	The Company is a Public Company whose shares are listed in the Tel-Aviv Stock Exchange Ltd. (the “TASE”);

Whereas	The Investor has the necessary resources in order to fulfill the terms of this Agreement;

Whereas	The securities offered in this Agreement are to be issued by way of a private placement to the Investor only (the “Offering”).

Now therefore it is stated, agreed and accepted by the Parties hereto, as follows:

1.	General

1.1	The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

1.2	The recitals to this Agreement constitute an integral part hereof.

2.	Representations and warrants

2.1	The Investor hereby declares:

2.1.1	He is an ‘Interested Party’, as defined in the Israeli Securities Law, 5728-1968 (the “Securities Law”), in the Company.

2.1.2	He has business relations with Panmed Inc., one of the Company’s controlling shareholder.

2.1.3	He and Panmed or any third party did not sign any Voting agreement re the Company and that he and Panmed are not Joint shareholders.

2.1.4	He is a qualified investor as listed in the first Addendum of the Securities Law, and has the experience and knowhow necessary for such an investment and has the necessary resources in order to fulfill the terms of this Agreement.

2.1.5	He is purchasing the Allotted Shares and Allotted Warrants, as defined hereunder, for his own benefit and ownership and not with a view of distribution thereof. He further understands that, subject to Merger Closing (as defined below), the securities issuable to him hereunder will be considered as “restricted securities” under applicable U.S. securities laws.

2.2	The Parties hereby declare and undertake, each with respect to the other, as follows:

2.2.1	In case of legal entity, that they are duly incorporated and validly exist under the law and have the legal capacity to enter into and be bound by this Agreement, subject to the approval of the required organs of the Company;

2.2.2	That this Agreement has been duly and validly authorized, executed and delivered by and constitutes a legal, valid, binding and enforceable obligation of the Parties;

2.2.3	That they have read and understood the Agreement, its meaning and consequences and no Party hereto has any doubt or questions regarding the contents or the meaning or the consequences arising from this Agreement;

2.2.4	That there is no reason, whether in any applicable law, regulation, financial or otherwise, that prevents or limits, their entry into this binding Agreement;

3.	The Allotment

3.1	Subject to the completion of the Closing Conditions of this Agreement as stated in Section 6 below, the Company shall allot to the Investor 1,428,571 ordinary shares of the Company (the “Allotted Shares”). In addition, and subject to the completion of the Company’s merger agreement (the “Merger Agreement”) with a wholly owned subsidiary of OPHTHALIX INC, a public company whose shares are quoted on the OTC (“OPLI”), and to the delisting of all Wize’s shares from TASE and to the required approvals of OTC (the “Merger Closing”), the Company will cause OPLI to allot to the Investor, promptly after the Merger Closing, and for no additional consideration, a number of non-tradeable warrants, that each of them shall be exercisable into one share of common stock of OPLI, with an expiration date at the end of 3 years from the date of allotment (the “Allotted Warrants”), whereby the number of the Allotted Warrants and exercise price thereof shall reflect 1,500,000 warrants exercisable into one ordinary share of the Company at an exercise price of NIS 1.2 per share, as adjusted to reflect the exchange ratio (as set forth in the Merger Agreement) at the Merger Closing.

3.2	The Allotted Shares and the Allotted Warrants, upon their issuance to the Investor, shall be free and clear of all and any charge, lien, debt or any other third party right or interest and/or any other restriction, subject to resale restrictions under applicable securities laws and stock exchange rules and to the restrictions, rights and obligations under the organizational documents of the Company and OPLI, as applicable.

3.3	The Parties are aware that the Company will publish immediate reports and other reports and documentation required in connection with this Agreement, in accordance with applicable law and regulations.

3.4	If required by applicable securities laws, regulations, rules, policies or orders or by any securities commission, stock exchange or other regulatory authority, the Parties will execute, deliver, file and otherwise assist in filing, such reports, undertakings and other documents.

4.	Consideration

4.1	The Allotted Shares will be allotted by the Company to the Investor against a cash payment of 0.70 NIS per ordinary shares, in an aggregate acquisition cost of 1,000,000 NIS (the “Allotment Payment”). The Allotted Warrants will be allotted to the Investor for no additional consideration.

4.2	The Investor irrevocably undertakes to pay the Allotment Payment, via a bank wire, within two (2) days from the date of receipt of a written notice from the Company that all Closing Conditions under the terms of this Agreement are completed (the “Closing”).

4.3	The Company, following the Closing and subject to the payment in full of the Allotment Payment, shall allot the Allotted Shares to the Investor and register them in the name of the registration company of Mizrahi Tefahot Ltd., which acts as the nominees company for the Company.

4.4	The Company, following the Closing and subject to the payment in full of the Allotment Payment and to the Merger Closing, shall cause OPLI to allot the Allotted Warrants to the Investor and register them in the name of the Investor.

5.	Closing Conditions

5.1	Without derogating from the provisions of this Agreement, the entry into force of this Agreement is subject to the completion of the following warranties: (i) the approval of the Company’s organs, including the approval of the General Meeting of Shareholders of the Company by supermajority, in accordance with the Companies Law 5759-1999; (ii) the receipt of the approval of the stock exchange commission; (iii) the receipt of all necessary approvals required from the Company.; and (iv) the total cash investment round in the Company, which will be approved by the General Meeting of Shareholders of the Company, will be not more than 3,500,000 NIS and not less than 2,000,000 NIS, including the Allotment Payment as stated in Section 5.1 above.

5.2	The completion period of the Closing Conditions as stated in Section 5.1 above shall not exceed three (3) months from the date of signing this Agreement (the “Completion Period”). However, if the Closing Conditions are not completed during the Completion Period, the Agreement shall be automatically canceled and no Party to the Agreement shall have any claim and/or demand against the other Party.

6.	Miscellaneous

6.1	The Investor is aware that if he is an “Interested Party” according to the applicable laws of the country in which the Company’s securities are listed, he is required to report immediately to the Company upon any change in the number of securities of the Company that he holds and/or any change in his identifying details and/or any other details he will be required to disclose to the Company according to the applicable laws and regulations. The Company will be required to file subsequent immediate reports on such matters.

6.2	The execution of the allotment of the Allotted Shares and Alloted Warrents according to this Agreement is subject to the provisions of the Israeli laws and regulations, to the by-laws and rules of the TASE and to the receipt of the abovementioned Closing Conditions.

6.3	The provisions of this Agreement shall not prevent or otherwise restrict the Company from issuing or allotting additional shares and/or any other securities at its discretion, whether in public offering or in private placement, subject to the provisions of the applicable law and the anti-dilution provision stated in Section 4 above.

6.4	Each of the parties acknowledges and agrees that it shall be liable for and bear its own taxation and other costs relating to the sale of the Allotted Shares and/or the Allotted Warrants.

6.5	This Agreement shall be governed by and construed and enforced only in accordance with the laws of the State of Israel.

6.6	Any modifications or additions or amendments to this Agreement shall be made in writing and be duly signed by all the Parties to this Agreement; otherwise, none of the foregoing acts shall be valid and will be regarded as if they had never been executed.

6.7	All notices or other communications hereunder shall be in writing and signed by the Party giving such notice or communication by registered mail or by delivery in person to such address as any Party may designate to the other in accordance with such procedure. All notices in writing sent by a Party to this Agreement to another Party shall be deemed to have been given by the Party which receives such notice within 30 business days from the date on which it was sent by registered mail (duly acknowledged in writing by the recipient) or on the date on which the notice has been delivered in person to the recipient in according with the particular matter.

6.8	This Agreement expresses the entire agreements, understandings, declarations and intentions between and of the Parties and is in place of any document or draft and/or representation and/or promise whether written or oral that has been given directly or indirectly by any of the Parties towards the other prior to the signing of this Agreement.

In witness whereof the Parties hereto have signed this Agreement:

/s/ Or Eisenberg	/s/ Simcha Sadan
Wize Pharma Ltd.	Simcha Sadan